Exhibit 99.1

Worksport (NASDAQ: WKSP) Q3 Net Sales Increase 44.2% Year-Over-Year to a Record $7.2 Million

Net loss narrowed 27% to $3.6 million, or $0.26 per share, from $4.9 million, or $0.75 per share, in Q3 2025

Operating expenses fell 11.7% year-over-year while net sales grew 38.2% from the second quarter

Second consecutive quarter of higher revenue, a narrower net loss and lower operating cash use; compared with Q1 2026, net sales are up 118%, net loss is down 39%, and operating cash use is down approximately 95%

West Seneca, New York, November 10, 2026 — Worksport Ltd. (NASDAQ: WKSP) (“Worksport” or the “Company”), a U.S.-based innovator and manufacturer of hybrid and clean energy solutions primarily for the light truck, overlanding, and global consumer goods markets, today reported financial results for the third quarter ended September 30, 2026. Net sales reached a record $7.2 million, up 44.2%  year over year and 38.2% from the second quarter, while net loss narrowed 27.0% to $3.6 million, or $0.26 per share, compared to $4.9 million, or $0.75 per share, in Q3 2025.

Q3 2026 was the second consecutive quarter in which Worksport’s revenue rose while its net loss and operating cash use fell. Since the first quarter, each dollar of net sales has carried a smaller loss: $1.76 in Q1 2026, $0.76 in Q2 2026 and $0.49 in Q3 2026.

Q2 2026 Financial Highlights

●	Record net sales of $7.2 million, up 44.2% from $5.0 million in Q3 2025 and 38.2% from $5.2 million in Q2 2026

●	Net loss narrowed 27.0% to $3.6 million, or $0.26 per share, from $4.9 million, or $0.75 per share, in Q3 2025, and 9.3% from $4.0 million in Q2 2026

●	Operating expenses fell 11.7% to $5.6 million, or 78% of net sales, versus 127% in Q3 2025. Sequentially, operating expenses rose 2.7% while net sales grew 38.2%.

●	Operating cash use fell to approximately $0.4 million (derived), down 89% from $3.4 million in Q2 2026 and approximately 95% from $8.2 million in Q1 2026.

●	Inventory declined 20.6% to approximately $9.6 million from $12.1 million at June 30, 2026, while quarterly sales grew 38%.

●

Cash and cash equivalents of $2.5 million, up from $1.2 million at June 30, primarily from the August 2026 warrant inducement, which issued 3,840,421 common shares and new warrants for up to 4,800,526 shares at $0.60; $1.8 million remained available on the revolving credit facility.

●

Nine-month net sales increased 38.8% to approximately $15.8 million; nine-month net loss was $13.4 million (2025: $13.1 million), reflecting first-half investment in inventory, product launches and marketing.

Worksport’s full Q3 2026 Form 10-Q is accessible here:

https://www.nasdaq.com/market-activity/stocks/wksp/sec-filings

Why Q3 Matters: Revenue is Outgrowing the Cost Base

From Q2 to Q3, net sales rose approximately $2.0 million while operating expenses rose approximately $85,000. Gross profit grew approximately $539,000 and net loss improved approximately $389,000.

Inventory built in the first half of 2026 supported a record sales quarter while its balance fell approximately $2.5 million. Q3 operating cash flow reflected the $3.6 million net loss, approximately $1.3 million of non-cash charges and approximately $2.0 million of cash released from working capital, led by inventory. Management’s next objective is to narrow the remaining cash-flow gap through higher gross profit and spending discipline as production moves toward a just-in-time model.

Product and Platform Update

NEXUS net sales were approximately $4.8 million, up approximately 150% from Q2 and roughly two-thirds of quarterly net sales. SOLIS sales more than quadrupled to approximately $96,000, and COR became available on Amazon in September. Estimated backlog was approximately $740,000 at September 30, up from approximately $117,000 at June 30.

As announced on November 4, 2026, Worksport has signed a non-binding term sheet to acquire a business selling a patented, American-made truck-bed accessory that could be sold on its own or bundled with NEXUS; the transaction remains subject to due diligence, definitive agreements and closing conditions. Worksport subsidiary, Terravis Energy is expecting certification targeted in Q4 2026, for its revolutionary AetherLux Heat Pump, tested to operate continuously in sub-zero temperatures, without incurring a defrost cycle.

CEO Commentary

“Q3 was the second straight quarter in which our sales went up while our net loss and cash use came down,” said Steven Rossi, Founder and Chief Executive Officer of Worksport. “Since the first quarter, we have more than doubled quarterly revenue while reducing our net loss by nearly 40% and our operating cash use by about 95%. Sustained operating cash flow breakeven is our first financial priority, because it lets us fund more of our growth internally and reduces our dependence on equity financing. We have the factory, the products and the routes to customers; our job now is to put more of each additional gross-profit dollar toward closing the remaining gap.”

Third Quarter 2026 Conference Call and Webcast

Worksport’s management will host its Q3 2026 earnings conference call and live webcast on November 10, 2026, at 4:30 p.m. ET, followed by live Q&A with analysts. Prepared remarks and the presentation will be available afterward at investors.worksport.com/#reports.

Register Here:
https://us06web.zoom.us/webinar/register/WN_GpWdIF_gQpW_7Lk1ATXZuQ

Investors, analysts, media and other interested parties are invited to participate. The earnings-call transcript, presentation materials and audio replay are expected to be made available on the Worksport investor-relations website following the event.

Worksport Q3 2026 Report: Balance Sheet & Income Statement

Below is a summary excerpt from the Financial Statements section of ‘Worksport 10-Q, November 10, 2026’ covering the period ending September 30, 2026. Investors are encouraged to review the complete Form 10-Q filing and the accompanying Prepared Remarks, both linked above, for full context and analysis.

Worksport Ltd.

Consolidated Balance Sheets

September 30, 2026 and 2025

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
	2026	2025
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$2,528,222	$5,945,894
Accounts receivable, net	1,152,964	503,971
Other receivable	334,794	278,027
Inventories, net (Note 3)	9,583,539	9,530,671
Prepaid expenses and other (Note 6)	462,517	530,861
Total current assets	14,062,036	16,789,424
Property and equipment, net (Note 4)	11,616,967	12,688,488
Operating lease right-of-use assets (Note 11)	189,173	272,598
Other noncurrent assets	300,046	67,033
Intangible assets, net (Note 5)	665,145	896,531
Total assets	$26,833,367	$30,714,074
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,971,697	$3,107,085
Accrued liabilities and other	1,262,674	1,400,730
Accrued compensation	276,069	420,210
Long-term debt, current portion (Note 12)	1,030,454	1,686,809
Lease liability, current portion (Note 11)	112,960	113,012
Total current liabilities	4,653,854	6,727,846
Lease liability, excluding current portion (Note 11)	76,213	159,526
Long-term debt, excluding current portion (Note 12)	3,283,500	950,481
Total liabilities	8,013,567	7,837,853

Shareholders’ equity
Series A, B and Series C preferred stock, $0.001 par value, 10,000,000 shares authorized, 100 Series A, 0 Series B, and 427,612 and 427,812 Series C issued and outstanding, respectively (Note 7)	428	428
Common stock, $0.001 par value, 45,000,000 shares authorized, 19,993,672 and 9,814,665 shares issued and outstanding, respectively (Note 7)	19,993	9,814
Additional paid-in capital	114,038,936	101,357,686
Share subscriptions receivable	(1,577)	(55,684)
Share subscriptions payable	2,119,458	5,446,347
Accumulated deficit	(97,348,858)	(83,873,790)
Cumulative translation adjustment	(8,580)	(8,580)
Total shareholders’ equity	18,819,800	22,876,221
Total liabilities and shareholders’ equity	$26,833,367	$30,714,074

The accompanying notes form an integral part of these condensed consolidated financial statements. Please click here to download the full Form 10-Q.

Worksport Ltd.

Consolidated Statements of Operations and Comprehensive Loss

September 30, 2026 and 2025

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

	Three Months ended		Nine Months ended
	September 30,		September 30,
	2026	2025	2026	2025

Net sales	$7,228,298	$5,013,872	$15,770,758	$11,358,835
Cost of sales	5,039,591	3,445,088	11,078,169	8,311,718
Gross profit	2,188,707	1,568,784	4,692,589	3,047,117

Operating expenses
Research and development	212,914	301,095	632,429	975,529
General and administrative	3,581,905	3,698,756	11,369,927	10,221,979
Sales and marketing	1,817,563	2,362,195	5,680,624	4,537,299
(Gain) loss on foreign exchange	5,640	(491)	1,654	(4,129)
Total operating expenses	5,618,022	6,361,555	17,684,634	15,730,678
Loss from operations	(3,429,315)	(4,792,771)	(12,992,045)	(12,683,561)

Other income (expense)
Interest expense	(175,243)	(138,887)	(414,462)	(462,481)
Other	5,166	2,979	13,290	22,415
Total other income (expense)	(170,077)	(135,908)	(401,172)	(440,066)

Net loss	$(3,599,392)	$(4,928,679)	$(13,393,217)	$(13,123,627)

Loss per share (basic and diluted) (Note 13)	$(0.26)	$(0.75)	$(1.12)	$(2.44)
Weighted average number of shares (basic and diluted)	13,605,813	6,563,228	11,902,961	5,377,750

The accompanying notes form an integral part of these condensed consolidated financial statements. Please click here to download the full Form 10-Q.

Contacts

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Investor Relations, Worksport Ltd. T: 1 (888) 554-8789-128

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Connect with Worksport Chief Executive Officer, Steven Rossi

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About Worksport

Worksport Ltd. (Nasdaq: WKSP), through its subsidiaries, designs, develops, manufactures, and owns the intellectual property on a variety of tonneau covers, solar integrations, portable power systems, and clean heating & cooling solutions. Worksport has an active partnership with Hyundai for the SOLIS Solar cover. Additionally, Worksport’s hard-folding cover, designed and manufactured in-house, is compatible with all major truck models and is gaining traction with newer truck makers including the electric vehicle (EV) sector. Worksport seeks to capitalize on the growing shift of consumer mindsets towards clean energy integrations with its proprietary solar solutions, mobile energy storage systems (ESS), and Cold-Climate Heat Pump (CCHP) technology. Terravis Energy’s website is terravisenergy.com.

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The Company does not endorse, ensure the accuracy of, or accept any responsibility for any content on these third-party websites other than content published by the Company. Investors and others should note that the Company announces material financial information to our investors using our investor relations website, press releases, Securities and Exchange Commission (SEC”) filings, and public conference calls and webcasts. The Company also uses social media to announce Company news and other information. The Company encourages investors, the media, and others to review the information the Company publishes on social media. The Company does not selectively disclose material non-public information on social media. If there is any significant financial information, the Company will release it broadly to the public through a press release or SEC filing prior to publishing it on social media.

Forward-Looking Statements

The information contained herein may contain “forward‐looking statements.” Forward‐looking statements reflect the current view about future events. When used in this press release, the words “anticipate,” “believe,” “estimate,” “scheduled,” “expect,” “future,” “intend,” “plan,” “project,” “envisioned,” “should,” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward‐looking statements. These statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial situation may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: (i) supply chain delays; (ii) acceptance of our products by consumers; (iii) delays in or nonacceptance by third parties to sell our products; and (iv) competition from other producers of similar products. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the SEC, including, without limitation, our latest Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at www.sec.gov. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, the Company’s actual results may differ materially from the expected results discussed in the forward-looking statements contained in this press release. The forward-looking statements made in this press release are made only as of the date of this press release, and the Company undertakes no obligation to update them to reflect subsequent events or circumstances.